UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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VERIZON COMMUNICATIONS INC.

(Name of Registrant as Specified in Its Charter)

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Verizon Communications Inc. 1095 Avenue of the Americas New York, New York 10036	William L. Horton, Jr. Senior Vice President, Deputy General Counsel & Corporate Secretary

April 30, 2024

Re:	Shareholder proposal regarding an independent Board chair (Item 7 on the proxy card) at Verizon’s Annual Meeting of Shareholders to be held on May 9, 2024

Dear Investor,

I am writing to ask you to consider and support our Board’s position on the shareholder proposal contained in this year’s proxy statement requesting that the Board adopt a policy mandating that the Board chair be an independent Director (Item 7 on the proxy card). The Board believes this proposal is not in the interests of our shareholders and therefore recommends that you vote against it.

The Board fundamentally disagrees with the proposal’s rigid and prescriptive approach to the important issue of Board leadership. The Board believes that decisions concerning its leadership structure, including whether an independent chair is appropriate, should be based on the unique circumstances and challenges confronting Verizon at any given time. The proposal would eliminate the Board’s flexibility to make this assessment. Moreover, the Board believes that its present leadership structure, which includes a strong independent Lead Director, who is elected by the independent Directors and shares governance responsibilities with the chair, addresses any concerns about the Board’s ability to provide objective feedback and guidance.

Last year, our shareholders strongly rejected a nearly identical proposal, with more than 70% of shares that voted on the proposal voting against it. In 2023, Institutional Shareholder Services (ISS) recommended that shareholders vote against the proposal. This year, as a result of the way ISS analyzes company performance in evaluating independent chair proposals, ISS has changed its position and recommended a vote for the proposal, despite its continued assessment that “there are no significant concerns with the company’s governance structure or practices at this time.” For the reasons discussed below, Verizon believes that the shift in ISS’s position is not reflective of the many meaningful improvements in Verizon’s position over the past year, and shareholders should again vote against the proposal.

2023 was an important year for Verizon, as we took several important steps to position ourselves for renewed growth and profitability, as well as continued leadership into the future.

Most significantly, in early 2023, the Board appointed the leadership team that will drive the next phase of Verizon’s growth, and four well respected industry veterans assumed these new roles in the company:

•	Tony Skiadas, Chief Financial Officer
•	Sowmyanarayan Sampath, CEO of Verizon Consumer
•	Kyle Malady, CEO of Verizon Business
•	Joe Russo, President of Global Networks and Technology

That team hit the ground running, making significant changes to how we operate. Both the Consumer and Global Network organizations were restructured to enable a more regional, targeted market approach. The Consumer and Business teams also evolved their commercial models and employee incentives to increase their focus on providing the services and products that customers need and want while maintaining the profitability of the company.

The Finance team supported these efforts while simultaneously strengthening our balance sheet to allow us financial flexibility in the future. At the same time, the Global Network team continued to lay the foundation of our future mobility and broadband growth by expanding the coverage of our C-Band wireless spectrum throughout the country.

This leadership team’s work has already yielded strong results. In 2023:

•	We increased our wireless subscriber base by approximately 1.5 million connections, expanding our wireless business that was already the largest in the country
•	We grew our fixed wireless access subscriber base to more than 3 million – representing a significant business that did not exist a few years ago
•	We grew our wireless service revenue, which reflects the recurring revenue from our wireless operations, by a healthy 3.2%

This strong performance has continued into 2024. Last week we reported our first quarter 2024 results, which included:

•	Wireless service revenue growth of 3.3%
•	The strongest first quarter Consumer postpaid phone net add performance since 2018
•	The best quarterly fixed wireless net add result to date for Verizon Business

These results are indicative of the momentum we have in the business. This year we expect to continue to see the benefits of our strategic decision to invest in C-Band spectrum. C-Band gives us a competitive advantage in the areas where it is deployed and will be the basis for our wireless mobility and fixed wireless access growth for years to come.

Thank you for your consideration of our recommendation to vote against Item 7 on the proxy card at the upcoming annual meeting. You can find additional discussion of this proposal and our views on pages 70-71 of our 2024 proxy statement. Through our long-standing investor outreach efforts, we have had a robust exchange of ideas with many of you that have helped us hone best-in-class, shareholder-friendly governance practices. We appreciate our ongoing dialogue with you and look forward to continued engagement.

Sincerely,

William L. Horton, Jr.